Exhibit 12.1

July 30, 2024

Iroquois Valley Farmland REIT, PBC

1720 W Division St

Chicago, IL 60622

Re: Iroquois Valley Farmland REIT, PBC Post-Qualification Amendment to Offering Statement on Form 1-A POS

Ladies and Gentlemen:

We have acted as counsel to Iroquois Valley Farmland REIT, PBC, a Delaware public benefit corporation (the “Company”), in connection with your filing with the Securities and Exchange Commission (the “SEC”) of a Post-Qualification Amendment (the “Amendment”) on July 30, 2024 pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Amendment and the offering by the Company of up to $68,656,380 of the Company’s common stock (the “Shares”). The Amendment relates to the Company’s most recently qualified Offering Statement on Form 1-A, filed on May 22, 2023 and qualified by the SEC on May 31, 2023 (as amended from time to time, the “Offering Statement”).

For the purposes of this opinion letter, we have examined the Amendment, the Offering Statement, the Certificate of Incorporation of the Company, the Bylaws of the Company, records of the board of directors of the Company, and such other documents and considered such matters of law and fact as we have deemed appropriate to render the opinion contained herein. In our examinations, we have assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

The opinion set forth below is limited to the Delaware General Corporation law and excludes Federal laws and any state blue sky securities law matters.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereinafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Respectfully submitted,

GUNDZIK GUNDZIK HEEGER LLP

/s/ Brett Heeger

Brett Heeger, Partner

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